UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 18, 2011
SONIC AUTOMOTIVE, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-13395 (Commission File Number)	56-201079 (IRS Employer Identification No.)

6415 Idlewild Road, Suite 109 Charlotte, North Carolina (Address of principal executive offices)	28212 (Zip Code)
Registrant’s telephone number, including area code: (704) 566-2400
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 18, 2011, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Sonic Automotive, Inc. (“Sonic”) established objective criteria for the determination of performance-based cash bonuses under the Sonic Automotive, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”) for the performance period January 1, 2011 through December 31, 2011 (the “Performance Period”) for Messrs. O. Bruton Smith, B. Scott Smith, David P. Cosper, David B. Smith and Jeff Dyke (the “Executive Officers”).
     The specific annual performance goals established by the Committee are based upon the achievement of defined earnings per share levels aligned with levels of reported actual volume of industry-wide new vehicle sales in the United States during the 2011 calendar year and customer satisfaction performance levels. If the minimum performance level specified by the Compensation Committee for a particular performance component is not achieved, the Executive Officers will not receive any cash bonus for that performance component pursuant to the Incentive Compensation Plan. For performance between specified levels within a performance component, the Executive Officer will receive a pro rata bonus for that performance component. The minimum, target and maximum objectives for defined earnings per share will be adjusted on a linear basis for reported actual volume of industry-wide new sales levels less than or in excess of the levels established by the Committee.
     Under the defined earnings per share component, each Executive Officer will be eligible to receive a cash bonus ranging from 40% to a maximum of 135% of his respective base salary earned during the Performance Period, if Sonic achieves the defined earnings per share target levels.
     Under the customer satisfaction performance component, each Executive Officer will be eligible to receive a cash bonus ranging from 5% to a maximum of 25% of his respective base salary earned during the Performance Period, if established percentages of Sonic’s dealerships meet or exceed customer satisfaction performance objectives, as reported by the respective manufacturers for such brands.
     In addition, the Compensation Committee approved a grant of performance-based restricted shares of Sonic’s Class A Common Stock under the Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”) to Mr. Cosper and Mr. Dyke for 31,410 shares and 33,000 shares, respectively. As provided in the Stock Incentive Plan, these restricted stock awards generally remain subject to forfeiture and restrictions on transferability for three years from the date of grant based on continuation of employment and compliance with the restrictive covenants contained in any agreement between Sonic and the respective officer. These awards are also subject to forfeiture, in whole or in part, based on achievement of specified measures of Sonic’s defined earnings per share performance for the 2011 fiscal year. These awards vest in three equal annual installments on March 31, 2012, March 18, 2013 and March 18, 2014. Messrs. Cosper and Dyke are entitled to voting rights and to receive any cash dividends declared by Sonic’s Board of Directors on the Class A Common Stock for each restricted share they hold pursuant to this grant.

     The Compensation Committee also approved grants of performance-based restricted stock units under the Stock Incentive Plan to Messrs. Bruton Smith, B. Scott Smith and David B. Smith for 47,000 units, 40,600 units and 25,860 units, respectively. As provided in the Stock Incentive Plan, these restricted stock unit awards generally remain subject to forfeiture for three years from the date of grant based on continuation of employment and violation of any restrictive covenants contained in any agreement between Sonic and the respective officer. The awards of restricted stock units are also subject to forfeiture, in whole or in part, based on achievement of specified measures of Sonic’s defined earnings per share performance for the 2011 fiscal year. The restricted stock units will be converted to, and paid in the form of, an equivalent number of shares of Sonic’s Class A Common Stock following vesting. These awards vest in three equal annual installments on March 31, 2012, March 18, 2013 and March 18, 2014. If Sonic’s Board of Directors declares cash dividends with respect to Sonic’s Class A Common Stock, Messrs. Bruton Smith, B. Scott Smith and David B. Smith will be credited cash dividend equivalents with respect to the restricted stock units held under this grant following the Compensation Committee’s certification of the satisfaction of the performance criteria. The cash dividend equivalents will be paid to Messrs. Bruton Smith, B. Scott Smith and David B. Smith in cash by March 15 of the year following the date the cash dividend equivalents are credited.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.
By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President and General Counsel

Dated: March 24, 2011

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